UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2005

INVERNESS MEDICAL INNOVATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts  02453

(Address of Principal Executive Offices)  (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Item 3.02  Unregistered Sales of Equity Securities

On February 15, 2005, Inverness Medical Innovations, Inc. (the “Company”) entered into a definitive Agreement and Plan of Merger (the “Agreement”) with Ischemia Technologies, Inc., a privately held, venture-backed company located in Denver, Colorado having 2004 revenues of less than $1 million.  Under the terms of the agreement, Inverness will acquire Ischemia through a reverse triangular merger for approximately $22.4 million of Inverness common stock, subject to adjustment for certain allocated expenses and liabilities. Inverness has agreed to register for resale the shares issued to Ischemia’s shareholders after the acquisition has been completed.

The transaction is subject to the Company obtaining the consent of its lenders and other ordinary and customary closing conditions.  The acquisition is expected to close by the end of the first quarter of 2005.

In connection with the issuance of Inverness common stock in this transaction, the Company is relying on an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended

The above is a brief summary of the significant provisions of the Agreement.  This summary is not complete and is qualified in its entirety by reference to the copy of the Agreement attached as Exhibit 99.l to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description

*99.1

Agreement and Plan of Merger, dated February 15, 2005, by and among Inverness Medical Innovations, Inc., a Delaware corporation to be formed as a wholly-owned subsidiary of Inverness Medical Innovations, Inc., and Ischemia Technologies, Inc.

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

Date: February 17, 2005	By:	/s/ Jay McNamara
Jay McNamara
Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

*99.1

Agreement and Plan of Merger, dated February 15, 2005, by and among Inverness Medical Innovations, Inc., a Delaware corporation to be formed as a wholly-owned subsidiary of Inverness Medical Innovations, Inc., and Ischemia Technologies, Inc.

*  Filed herewith.